Exhibit 99.1

Hecla Reports a 30% Increase in Cash Flow from Its Operations in Q3 Compared to the Same Period in 2009

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--October 27, 2010--Hecla Mining Company (NYSE:HL) ("Hecla") today reported third quarter financial and operational results. The company generated $41.9 million in net cash from operating activities in the third quarter for a total of $115.3 million for the nine months period of 2010, up from $32.3 million and $51.9 million for the same periods in 2009.

THIRD QUARTER HIGHLIGHTS

  Silver production of 2.7 million ounces at a total cash cost of negative $1.01 per ounce1
  Adjusted net income of $29.6 million, up 31% over the same period in 2009
  Income of $0.06 per share after preferred dividends
  Record revenues of $115.8 million representing a 21% increase over the same period in 2009
  Record gross profit of $54 million; 40% higher than the previous record
  Cash and cash equivalents of $217 million on hand at September 30, 2010
  Completed the excavation of the hoist room for the proposed internal #4 Shaft Project at Lucky Friday

“Both Greens Creek and Lucky Friday had a good quarter and have generated more net cash from operating activities so far this year, compared to the full year of 2009, which was a record for Hecla,” said Phillips S. Baker Jr., President and Chief Executive Officer. “Our cash position, strong operating performance and district size properties in the U.S. and Mexico, position us well to fund development and capital projects, as well as take advantage of other potential opportunities that may arise.”

1. Total cash cost per ounce of silver represents non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the bottom of the release.

FINANCIAL OVERVIEW

Hecla reported adjusted net income of $29.6 million in the third quarter of 2010, compared to adjusted net income of $22.5 million in the same period in 2009. The third quarter net income adjustment was a $13.2 million noncash loss on derivative contracts. After preferred stock dividends, the company reported $16.4 million in income applicable to common shareholders, or 6 cents per share, compared to $22.5 million or 10 cents per share in the same period in 2009.

Sales in the third quarter were $115.8 million compared to $95.2 million in the same period the prior year. Precious metals prices increased during the quarter, resulting in approximately $6.1 million in positive adjustments to provisional sales.

During the third quarter of 2010, Hecla reported a $13.2 million noncash loss associated with mark-to-market derivative accounting related to its base metals hedging program, which was implemented in the second quarter 2010. The base metals hedging program is designed to reduce fluctuations of cash flow due to changes in base metals prices and has the following two components: 1) hedging 95% of lead and zinc contained in our provisional concentrate sales that have shipped but not settled (gains and losses recognized on these contracts are included in sales), and 2) hedging up to 50% of forecasted future lead and zinc production over a two to three year time frame. A summary of the quantities of base metals committed at September 30, 2010 is included in Table B at the bottom of the release.

Given the higher metals prices and increased profitability, Hecla recorded income tax provisions of $8.1 million and $10.1 million, respectively, for the third quarter and first nine months of 2010, compared to income tax provisions of $0.6 million and $1.0 million, respectively, for the third quarter and first nine months of 2009.

Financial Liquidity and Capital Resources

The company’s cash position at September 30, 2010 was $217 million, with no debt outstanding, compared to $85 million of cash on hand and $38 million of debt at September 30, 2009.

Capital expenditures at operations for the third quarter and nine months ended September 30, 2010 totaled $23.2 million and $49.4 million, respectively. During the third quarter $11.4 million was spent on the Lucky Friday #4 Shaft Project and $11.8 million was spent in sustaining capital which included $6.6 million at Lucky Friday and $5.2 million at Greens Creek.

Exploration expenditures for the third quarter and nine months ended September 30, 2010 were $6.9 million and $16.2 million, respectively. During the third quarter $2.2 million was spent at Greens Creek, $2.0 million was spent at the San Juan Joint Venture, $1.5 million was spent at the Lucky Friday/Silver Valley, and $0.8 million was spent at the San Sebastian property in Mexico.

Metals Prices

Realized metals prices have increased significantly compared to the same periods in 2009. During the third quarter 2010, Hecla realized $21.45 and $1,284 per ounce of silver and gold, respectively, and $0.93 and $0.96 per pound of zinc and lead, respectively. Realized prices for base metals include gains and losses of base metals derivative transactions.

OPERATIONS OVERVIEW

During the third quarter 2010, Hecla produced 2.7 million ounces of silver contributing to a total of 7.8 million ounces of silver for the first nine months of 2010, compared to 2.7 million ounces of silver and 8.6 million ounces of silver for the same periods in the prior year. Total cash costs were negative $1.01 per ounce of silver in the third quarter and negative $1.92 for the first nine months of 2010 compared to positive $0.85 and $3.00 per ounce of silver in the same periods in the prior year. Hecla achieved record lead production of 12,453 tons in the third quarter of 2010, compared to 11,200 tons in the same period the prior year.

Greens Creek

The Greens Creek mine in Alaska had a strong quarter producing 1.9 million ounces of silver at a total cash cost of negative $3.05 per ounce of silver compared to 1.8 million ounces at total cash cost of negative $0.48 per ounce of silver in the same quarter in 2009. For the nine months ended September 30, 2010, Greens Creek produced 5.3 million ounces of silver at a total cash cost of negative $4.61 per ounce, compared to 5.9 million ounces of silver at a total positive cash cost of $1.70 per ounce last year.

The total cash cost per ounce of silver was lower in the third quarter of 2010 compared to the same period in 2009, primarily as a result of higher by-product credits, higher average realized prices for zinc, lead and gold, combined with higher zinc and lead ore grades, which was partially offset by higher production, treatment and freight costs, and an increase in total silver ounces produced. The total cash cost decrease for the first nine months of 2010 compared to the same period in 2009, is mainly due to higher by-product credits and lower production costs.

Lucky Friday

At the Lucky Friday mine in Idaho, silver production was 0.8 million ounces at a total cash cost of $3.38 per ounce compared to 0.9 million ounces at a total cash cost of $3.42 per ounce in the same quarter in 2009. For the first nine months of 2010, Lucky Friday produced 2.5 million ounces of silver at a total cash cost of $3.67 per ounce, compared to 2.7 million ounces of silver at a total cash cost of $5.89 in the same period the prior year.

The third quarter total cash cost decrease of $0.04 per ounce of silver compared to the same period in the prior year, was mainly due to higher lead and zinc by-product credits resulting from increased average market prices for those metals and partially offset by higher price-sensitive production costs and taxes. For the nine months ended September 30, 2010, the $2.22 decrease in total cash cost per ounce of silver compared to the same period in 2009, is attributable to higher by-product credits and partially offset by costs that are sensitive to metals price increases.

The #4 Shaft Project is progressing and Hecla believes it could increase the mines annual silver production by approximately 50% from current levels and could extend the mine life beyond 2030. Total estimated capital expenditures would range between $150 and $200 million, for an internal shaft descending from the 4900 level to the 7800 level. Approximately $50 million of the total capital expenditures will be spent by year end. Engineering is underway to determine the feasibility of constructing the shaft to an ultimate depth of 8800 feet. Hecla management currently expects to make a final technical and commercial feasibility determination and seek final approval by the Board of Directors for completion of the #4 Shaft Project no later than the middle of 2011. When approved, Hecla estimates that the project would be completed by the end of 2014. Hecla believes that our current capital resources will allow us to proceed with the #4 Shaft Project.

PRODUCTION AND CASH COST OUTLOOK

Hecla is on track and reiterates its full-year 2010 production guidance of between 10 and 11 million ounces of silver. Given the strong metals price environment, the company now expects total cash cost per ounce of silver to be approximately negative $0.50. This estimate is based on prices for the fourth quarter averaging $1,110 per ounce of gold and $0.80 per pound of lead and zinc.

EXPLORATION OVERVIEW

Hecla’s exploration strategy is largely focused on drill-testing targets on its district-sized land positions surrounding existing operations or re-emerging historic mining districts. This strategy is designed to generate cost effective organic growth.

The 2010 exploration budget was increased to $20 million to allow for additional underground and surface drilling at Greens Creek, drilling of the Equity Vein structure on the San Juan Joint Venture in Colorado and drilling, underground rehabilitation and sampling at the Noonday Vein near the Lucky Friday mine.

Greens Creek Exploration

During the third quarter, exploration activities continued at Greens Creek with drilling to define high-grade resources at the Northwest West (“NWW”) zone along two newly defined limbs below the current workings and along strike for at least 400 feet. Within this more typically base metal-rich area, there are distinct lenses that are enriched in precious metals. Selected assay intervals are included in Table A. It is noteworthy that the typically base-metal rich NWW Zone has some significant intervals of precious-metal content. Definition and exploration holes continue to refine and expand the 200 South zone. Recent drilling continues to intersect mineralized intervals from 12 to 30 feet wide of mixed white siliceous ore and baritic ores. Assays are pending on most of these intersections, but initial assay intervals are included in Table A.

Surface and underground drilling continue to define the NE contact which represents a continuation of the Greens Creek mine contact. However, it has been folded underneath the current workings and to the east. Recent drilling has defined mineralized intervals along the contact which has a folded strike length of over 5,000 feet and down dip extension of 3,000 feet. Future drilling will concentrate on defining resources in the areas where massive sulfides have been defined. Surface drilling of the mine contact to the north at Upper Killer Creek and East Ridge defined sulfide concentrations along the contact and assays are pending.

Lucky Friday and Silver Valley Exploration

At Lucky Friday, definition and exploration drilling from the 5500-54 Ramp station was completed to assist in reserve definition and mine planning. Drilling has defined good grade over mining widths in the 30, 90 and 110 Veins down to the 6600 Level. Selected drilling intervals from this area are included in Table A.

During the third quarter, the exploration activities continued to find strong veining to the east and at depth at the Lucky Friday Extension beyond the 2009 reserve and resource boundary. Exploration drilling from the 5900 level has shown expansion east of the 2009 resource boundary for the 30 Vein from the 6100 to 6600 levels, where some intermediate veins (90 and 110 Veins) are also well developed. Drill intersections from the 7000 to 7800 levels east of the current resource show the 30 Vein is narrow and argillite hosted, but significant mineralization does occur in the intermediate veins (40, 90 and 110 Veins) which at this elevation are typically in the more competent quartzite unit. Drill intersections down to the 8000 level, below the main mineralized area, continue to define a wide, high-grade 30 Vein, although most assays are pending. Some assay intervals of the 30 and intermediate veins are provided in Table A.

In the Silver Valley, the Noonday vein structures west of the Lucky Friday mine and near the past-producing Star Mine are targeting the up-dip continuation of mineralization above stopes that were last mined in the late 1980’s. A number of high-grade zinc and silver veins have been intersected in recent drilling by the two drills active on the property. A recent program of underground sampling provides additional definition of the veins and contributes to an up-coming resource estimate of the Noonday veins. Initial drill intervals from both the Noonday and Noonday Split are shown in Table A.

San Juan Joint Venture Property, Colorado

Hecla received approval of the Environmental Assessment and Five-year Plan of Operation at the end of the second quarter, which enabled the company to proceed with an exploration program. Three drills are currently evaluating extensions to the past-producing Equity, Bulldog and Amethyst veins and breccias. Recent intersections on all the targets have sulfide-bearing breccias and veins associated with intense alteration and silicification.

At the West Equity site, the company has cored into a +300-foot wide system that includes both the north-south (Amethyst trend) and east-west (Equity trend) trending veins, which indicates a broad intersection area between the two vein systems with characteristics consistent with the geology from previous production.

San Sebastian Property, Mexico

In Mexico, the combination of the past-producing Don Sergio mine with the Andrea and newly discovered Pedernalillo veins represent potential to the south of the recently producing Francine vein. These are gold-bearing vein systems that may have the potential for near-surface mining.

The recent intersections of precious-metal veining at Pedernalillo suggest this newly defined vein is shallow-dipping and is distinct from the near-by past-producing Andrea vein. Although the Don Sergio veins were partially mined from 2002 to 2005, the remainder may be economically viable at today’s commodity prices. Initial 3D and economic modeling suggests the combination of the past-producing Don Sergio vein with the Andrea vein and newly discovered Pedernalillo veins may represent a near-surface economic target.

TABLE A Hecla Exploration Assay Results

MINE / PROJECT	Vein Number / Area	Width (Feet)	Gold (oz/ton)	Silver (oz/ton)	Zinc (%)	Lead (%)
GREENS CREEK
	NNW	2.6	0.7	75.6	6.7	13.9
	NNW	41.0	0.3	33.0	4.1	10.9
	NNW	15.1	0.2	20.6	8.0	24.3
	NNW	15.8	0.2	6.6	3.4	17.2
	NNW	20.1	0.1	5.1	4.1	16.1
	200 South	4.0	1.8	57.2	8.4	4.8
	200 South	13.3	0.8	106.0	4.5	1.6
	200 South	4.0	1.8	60.0	8.8	5.2
	200 South	2.0	0.2	23.8	5.4	2.3
	200 South	12.8	0.2	10.6	6.9	3.7
LUCKY FRIDAY (6100-6600 LEVELS)
	30 Vein	5.2	0.0	22.5	14.2	2.5
	30 Vein	15.0	0.0	10.6	6.2	10.7
	90 Vein	9.8	0.0	19.8	22.7	1.9
	110 Vein	6.9	0.0	43.2	0.5	0.5
LUCKY FRIDAY (7000-7800 LEVELS)
	30 Vein	2.3	0.0	28.0	0.2	2.3
	30 Vein	14.8	0.0	38.5	5.6	25.1
	40 Vein	4.3	0.0	68.0	0.1	23.1
	90 Vein	6.6	0.0	27.0	0.1	17.3
	110 Vein	5.7	0.0	18.0	0.5	12.2
SILVER VALLEY (NOONDAY PROJECT)
	Noonday Split	5.1	0.0	6.4	47.8	12.7
	Noonday Split	8.2	0.0	8.2	17.5	2.2
	Noonday Split	2.2	0.0	37.5	0.0	21.7
	Noonday Split	12.1	0.0	1.2	7.0	2.5
	Noonday	0.9	0.2	9.3	2.5	6.4
	Noonday	0.9	0.0	7.0	2.4	11.8
	Noonday	3.3	0.0	1.3	10.7	2.7
	Noonday	2.5	0.0	3.2	3.3	7.2

TABLE B Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under forward sales contracts at Sept. 30, 2010:

	Metric tonnes under contract		Average price per pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2010 settlements	7,600	8,200	$0.93	$0.96
2011 settlements	2,350	1,350	$1.00	$0.99

Contracts on forecasted sales
2010 settlements	300	1,400	$0.85	$0.83
2011 settlements	23,700	16,250	$0.93	$0.93
2012 settlements	1,750	--	$1.03	--

ABOUT HECLA

Established in 1891, Hecla Mining Company is the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, operating risks, project development risks, environmental and litigation risks, political risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Total Cash Cost Reconciliation

Total cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found below.

HECLA MINING COMPANY (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
HIGHLIGHTS	Sept 30, 2010	Sept 30, 2009	Sept 30, 2010	Sept 30, 2009
FINANCIAL DATA
Sales	$115,847	$95,181	$284,353	$224,512
Gross Profit	$54,524	$38,116	$120,126	$65,142
Income applicable to common shareholders	$16,383	$22,538	$48,494	$25,532
Basic income per common share	$0.06	$0.10	$0 .19	$0.12
Diluted income per common share	$0.06	$0.09	$0 .18	$0.11
Net income from continuing operations	$19,791	$25,946	$58,719	$35,757
Cash flow provided by operating activities	$41,914	$32,295	$115,268	$51,882
PRODUCTION SUMMARY – TOTALS (1)
Silver – Ounces produced	2,712,848	2,731,950	7,825,246	8,578,538
Payable ounces sold	2,877,248	3,077,737	6,946,554	7,965,894
Gold – Ounces produced	17,985	16,815	52,727	50,789
Payable ounces sold	16,646	15,416	42,921	43,038
Lead – Tons produced	12,453	11,200	36,217	32,675
Payable tons sold	12,168	10,971	30,951	28,229
Zinc – Tons produced	21,176	20,616	65,011	58,737
Payable tons sold	15,410	12,977	48,366	43,335
Average cost per ounce of silver produced (2):
Total cash costs ($/oz.) (3)	(1.01)	0.85	(1.92)	3.00
Total production costs ($/oz.)	4.61	6.77	4.01	8.62
AVERAGE METAL PRICES
Silver – London PM Fix ($/oz.)	18.96	14.70	18.07	13.68
Realized price per ounce	21.45	16.33	19.29	14.93
Gold – London PM Fix ($/oz.)	1,227	960	1,177	930
Realized price per ounce	1,284	999	1,219	970
Lead – LME Cash ($/pound)	0.92	0.87	0.94	0.69
Realized price per pound	0.96	1.02	0.94	0.82
Zinc – LME Cash ($/pound)	0.92	0.80	0.96	0.67
Realized price per pound	0.93	0.95	0.93	0.78

(1) Quantities produced are amounts recovered in our milling processes and contained in concentrate and doré shipped by us, while payable quantities are net of deductions taken by smelters and refiners to which we ship our products. Differences between the two values also include inventory variations.

(2) Total cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

(3) Includes gold, lead and zinc produced, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

HECLA MINING COMPANY Consolidated Statements of Operations (dollars and shares in thousands, except per share amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
	Sept 30, 2010	Sept 30, 2009	Sept 30, 2010	Sept 30, 2009

Sales of products	$115,847	$95,181	$284,353	$224,512
Cost of sales and other direct production costs
	46,357	41,079	118,172	112,239
Depreciation, depletion and amortization	14,966	15,986	46,055	47,131
	61,323	57,065	164,227	159,370
Gross profit	54,524	38,116	120,126	65,142

Other operating expenses (income)
General and administrative	3,684	4,479	12,461	13,807
Exploration	6,917	2,737	16,166	5,001
Other operating expenses	1,460	1,091	3,025	3,715
Gain on sale of plants and equipment	--	(6)	--	(6,234)
Curtailment of employee benefit plan	--	--	--	(8,950)
Closed operations and environmental matters	962	510	5,727	2,416
	13,023	8,811	38,379	9,755
Income from operations	41,501	29,305	81,747	55,387

Other income (expense):
Loss on derivative contracts	(13,195)	--	(11,196)	--
Gain on sale of investments	--	--	588	--
Loss on impairment of investments	--	--	(739)	(3,018)
Interest and other income	70	26	137	372
Debt-related fees	--	14	--	(5,725)
Interest expense	(505)	(2,801)	(1,712)	(10,231)
	(13,630)	(2,761)	(12,922)	(18,602)
Income from operations before income taxes	27,871	26,544	68,825	36,785
Income tax provision	(8,080)	(598)	(10,106)	(1,028)

Net income	19,791	25,946	58,719	35,757
Preferred stock dividends	(3,408)	(3,408)	(10,225)	(10,225)

Income applicable to common shareholders	$16,383	$22,538	$48,494	$25,532

Basic income per common share after preferred dividends	$0.06	$0.10	$0.19	$0.12

Diluted income per common share after preferred dividends	$0.06	$0.09	$0.18	$0.11

Basic weighted average number of common shares outstanding	256,095	236,379	249,039	220,523

Diluted weighted average number of common shares outstanding	270,508	244,337	266,145	223,727

HECLA MINING COMPANY Consolidated Balance Sheets (dollars and shares in thousands - unaudited)

	Sept. 30, 2010	Dec. 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$216,577	$104,678
Short-term investments and securities available for sale	--	1,138
Accounts and notes receivable	49,812	27,427
Inventories	20,954	21,466
Deferred taxes	8,279	7,176
Other current assets	4,496	4,578
Total current assets	300,118	166,463
Investments	1,452	2,157
Restricted cash and investments	10,297	10,945
Properties, plants and equipment, net	824,130	819,518
Deferred taxes	35,304	38,476
Other noncurrent assets	6,282	9,225

Total assets	$1,177,583	$1,046,784

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$33,227	$13,998
Accrued payroll and related benefits	8,957	14,164
Accrued taxes	10,607	6,240
Current portion of accrued reclamation and closure costs	7,392	1,560
Current portion of capital leases	2,220	5,773
Derivative contract liabilities	11,268	--
Total current liabilities	73,671	41,735
Capital leases	3,677	3,281
Accrued reclamation and closure costs	118,528	125,428
Other noncurrent liabilities	13,548	10,855

Total liabilities	209,424	181,299

SHAREHOLDERS’ EQUITY
Preferred stock	543	543
Common stock	64,114	59,604
Capital surplus	1,172,734	1,121,076
Accumulated deficit	(252,432)	(300,915)
Accumulated other comprehensive loss	(14,749)	(14,183)
Treasury stock	(2,051)	(640)

Total shareholders' equity	968,159	865,485

Total liabilities and shareholders' equity	$1,177,583	$1,046,784

Common shares outstanding at end of period	256,118	238,415

HECLA MINING COMPANY Consolidated Statements of Cash Flows (dollars in thousands – unaudited)

	Nine Months Ended
	Sept. 30, 2010	Sept. 30, 2009
OPERATING ACTIVITIES
Net income	$58,719	$35,757
Noncash elements included in net income:
Depreciation, depletion and amortization	46,190	47,324
Gain on sale of investments	(588)	--
Gain on disposition of properties, plants and equipment	--	(6,234)
Loss on impairment of investment	739	3,018
Provision for reclamation and closure costs	2,784	1,013
Stock compensation	3,336	2,312
Provision for deferred taxes	2,070	--
Preferred shares issued for debt-related expenses	--	4,262
Amortization of loan origination fees	468	3,622
Gain on curtailment of employee benefit plan	--	(8,950)
Loss on derivative contracts	11,586	2,139
Other, net	690	966
Change in assets and liabilities:
Accounts and notes receivable	(22,385)	(32,796)
Inventories	512	4,019
Other current and noncurrent assets	1,026	(1,604)
Accounts payable and accrued expenses	16,332	(9,075)
Accrued payroll and related benefits	(5,207)	3,252
Accrued taxes	4,367	2,800
Other noncurrent liabilities	--	2,127
Accrued reclamation and closure costs and other noncurrent liabilities	(5,371)	(2,070)
Net cash provided by operating activities	115,268	51,882

INVESTING ACTIVITIES
Additions to properties, plants and equipment	(48,520)	(17,337)
Proceeds from sale of investments	1,138	--
Proceeds from disposition of properties, plants and equipment	--	8,023
Decrease in restricted cash	1,476	3,487
Net cash used in investing activities	(45,906)	(5,827)

FINANCING ACTIVITIES
Common stock issued	--	128,325
Proceeds from exercise of stock options and warrants	45,562	--
Dividends paid to preferred shareholders	(1,105)	--
Acquisition of treasury shares	(693)	--
Payments on interest rate swap	--	(2,220)
Repayments of debt	(1,227)	(123,968)
Net cash provided by financing activities	42,537	2,137
Net increase in cash and cash equivalents	111,899	48,192
Cash and cash equivalents at beginning of period	104,678	36,470
Cash and cash equivalents at end of period	$216,577	$84,662

HECLA MINING COMPANY Production Data

	Third Quarter Ended		Nine Months Ended
	Sept. 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009
GREENS CREEK UNIT
Tons of ore milled	203,627	204,984	606,723	601,590
Mining cost per ton	$42.90	$40.04	$42.07	$41.52
Milling cost per ton	$24.57	$23.72	$22.98	$22.35
Ore grade milled – Silver (oz./ton)	12.76	12.63	12.03	13.50
Silver produced (oz.)	1,852,250	1,801,692	5,285,184	5,913,643
Gold produced (oz.)	17,985	16,815	52,727	50,789
Lead produced (tons)	6,738	5,585	19,953	16,124
Zinc produced (tons)	18,777	17,835	57,938	50,829
Average cost per ounce of silver produced (1):
Total cash costs (2)	$(3.05)	$(0.48)	$(4.61)	$1.70
Total costs	$4.09	$7.08	$3.05	$8.60
Capital additions (in thousands)	$5,174	$8,636	$10,925	$14,864
LUCKY FRIDAY UNIT
Tons of ore processed	89,414	88,281	260,883	258,915
Mining cost per ton	$54.62	$56.58	$54.48	$57.98
Milling cost per ton	$14.63	$14.91	$14.73	$14.86
Ore grade milled – Silver (oz./ton)	10.26	11.22	10.42	10.97
Silver produced (oz.)	860,598	930,258	2,540,062	2,664,895
Lead produced (tons)	5,716	5,615	16,264	16,551
Zinc produced (tons)	2,400	2,781	7,073	7,908
Average cost per ounce of silver produced (1):
Total cash costs (2)	$3.38	$3.42	$3.67	$5.89
Total costs	$5.72	$6.16	$6.00	$8.65
Capital additions (in thousands)	$18,001	$5,231	$38,530	$12,454

(1) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

(2) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

HECLA MINING COMPANY Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1) (dollars and ounces in thousands, except per ounce – unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$(2,741)	$2,314	$(15,058)	$25,776
Divided by silver ounces produced	2,713	2,732	7,825	8,579
Total cash cost per ounce produced	(1.01)	$0.85	(1.92)	$3.00
Reconciliation to GAAP:
Total cash costs	$(2,741)	$2,314	$(15,058)	$25,776
Depreciation, depletion and amortization	14,966	15,986	46,055	47,131
Treatment costs	(22,217)	(20,377)	(68,411)	(55,313)
By-product credits	66,436	55,605	199,897	137,332
Change in product inventory	4,215	3,815	1,357	4,301
Freight difference, reclamation and other costs	664	(278)	387	143
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$61,323	$57,065	$164,227	$159,370

GREENS CREEK UNIT
Total cash costs	$(5,657)	$(862)	$(24,368)	$10,079
Divided by silver ounces produced	1,852	1,802	5,285	5,914
Total cash cost per ounce produced	$(3.05)	$(0.48)	(4.61)	$1.70
Reconciliation to GAAP:
Total cash costs	(5,657)	$(862)	$(24,368)	$10,079
Depreciation, depletion and amortization	12,952	13,435	40,140	39,792
Treatment costs	(17,434)	(15,298)	(55,044)	(41,961)
By-product credits	52,772	42,323	161,548	107,289
Change in product inventory	3,867	3,884	1,437	4,244
Freight difference, reclamation and other costs	687	(297)	349	138
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$47,187	$43,185	$124,062	$119,581

LUCKY FRIDAY UNIT
Total cash costs	$2,916	$3,176	$9,310	$15,697
Divided by silver ounces produced	861	930	2,540	2,665
Total cash cost per ounce produced	$3.38	$3.42	$3.67	$5.89
Reconciliation to GAAP:
Total cash costs	$2,916	$3,176	$9,310	$15,697
Depreciation, depletion and amortization	2,014	2,551	5,914	7,339
Treatment costs	(4,783)	(5,079)	(13,367)	(13,352)
By-product credits	13,664	13,282	38,349	30,043
Change in product inventory	348	(69)	(79)	57
Freight difference, reclamation and other costs	(23)	19	38	5
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$14,136	$13,880	$40,165	$39,789

Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow, after consideration of the average price for by-products produced. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

HECLA MINING COMPANY Reconciliation of Net Income Applicable to Common Shareholders (GAAP) to Adjusted Income (1) (dollars in thousands, except per share amounts – unaudited)

	Three Months Ended
	Sept. 30, 2010	Sept. 30, 2009

Net income (GAAP) applicable to common shareholders	$16,383	$22,538
Adjusting Items:
Loss on derivative contracts	13,195	--
Total Adjustments	13,195	--

Adjusted income applicable to common shareholders	$29,578	$22,538

(1) Adjusted income is a non-GAAP measure which is an indicator of our performance. It excludes certain impacts which are either non-recurring or recurring, and are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted income provides investors with the ability to better evaluate our underlying operating performance.

CONTACT:
Hecla Mining Company
Vice President – Investor Relations
Mélanie Hennessey, 604-694-7729
Toll-free: 1-800-HECLA(43252)-91
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com